Exhibit 99.1

SurModics Collaborates with CardioMind
on Drug Eluting Stent Development

EDEN PRAIRIE, Minnesota and SUNNYVALE, California – July 12, 2005 – SurModics, Inc. (Nasdaq: SRDX) and CardioMind, Inc. today announced that they have entered into a license agreement for the use of SurModics’ ENCORE™ Drug Delivery Polymer Matrix with CardioMind’s novel ultra low-profile stent system for the treatment of coronary and peripheral artery disease. The CardioMind proprietary stent delivery system is designed for use in complex lesion applications where traditionally-sized stent delivery technologies have difficulty reaching.

Bruce Barclay, President and Chief Executive Officer of SurModics commented, “SurModics is pleased to collaborate with CardioMind in the development of this significant advance in interventional cardiology. Further, we are proud of our ENCORE polymer technology, which has similar physical, mechanical and drug elution control properties to our BRAVO™ polymer matrix, and stands as one of eight drug delivery technologies available for license to customers.”

CardioMind and SurModics have worked closely to optimize SurModics’ ENCORE polymer system to meet the requirements of CardioMind’s unique device design, and believe the ENCORE polymer system will provide excellent drug elution performance.

“The ability to easily access and accurately deliver stents under conditions where others cannot are the key benefits of CardioMind’s technology,” said Julian Nikolchev, CardioMind’s Founder and CEO. “CardioMind chose to partner with SurModics in order to bring a drug eluting version of our stent to market as quickly as possible. We believe the experience and expertise of SurModics’ technical professionals, the strength of their technology and their track record of innovation and success, will assist us in meeting our ambitious goals for patient care and ensure success in the market.”

“Drug eluting stents have made it feasible and desirable for interventional cardiologists to treat increasingly complex lesions in more difficult patient populations such as diabetics,” said Dr. Peter Fitzgerald, Interventional Cardiologist at Stanford University and an advisor to CardioMind. “As a result, there is a great need for new technology that will allow us to navigate and deliver stents through the tortuous vasculature of these patients.”

Dave Wood, SurModics’ Vice President and General Manager of Drug Delivery commented, “We believe this agreement meaningfully expands our opportunity to participate in the rapidly growing drug eluting stent market through the marriage of our polymer technology with CardioMind’s truly unique stent and stent delivery platform.”

About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies, in the areas of biocompatibility, site-specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. A significant portion of SurModics’ revenue is generated by royalties from the sale of commercial products resulting from its corporate relationships. Recent collaborative efforts include the implementation of the SurModics’ BRAVO drug delivery polymer matrix as a key component in the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, MN and more information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.

Forward Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. Factors that may cause actual results to differ from the forward-looking statements include those described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Phil Ankeny

Chief Financial Officer and Vice President, Business Development
SurModics, Inc.
(952) 829-2700

Julian Nikolchev

President and Chief Executive Officer
CardioMind, Inc.
(408) 329-5200